EXHIBIT to SUB ITEM 77I: Terms of New or Amended Securities

77I (b) Neuberger Berman New York Intermediate Municipal Fund Inc. issued auction preferred shares. The definitive prospectus describing this class of shares pursuant to Item 10 of Form N 2 was filed with the Securities and Exchange Commission under Rule 497 on December 13, 2002 and is hereby incorporated by reference from that filing.